Exhibit 99.1

Investor Relations

eOn Communications

800-955-5321

investorrelations@eoncc.com

For Release 10:00 AM ET, December 16, 2009

eOn Communications Reports Third Consecutive Profitable Quarter

SAN JOSE, CA (December 16, 2009) – eOn Communications Corporation™ (NASDAQ: EONC) (the “Company”), a leading provider of telecommunications solutions, today reported first quarter fiscal results for the period ended October 31, 2009.

First quarter revenue increased 154% to $4,525,000 from $1,784,000 in the first quarter of last year. Net income for the quarter was $379,000 or $0.14 per common share compared to a net loss of $134,000 or $0.05 per common share in the quarter ended October 31, 2008. Included in net income for the quarter was $53,000 of imputed interest expense due to the amortization of the difference between the face value of the contingent obligation to the former Cortelco shareholders and the discounted present value of the note payable recorded on the balance sheet. Net income for the quarter excluding the impact of the imputed interest expense was $432,000 or $0.16 per common share.

eOn’s operating results for the quarter ended October 31, 2009 represent the third consecutive profitable quarter. Financial results for the current quarter include net income of $442,000 of Cortelco Systems Holding Corp., which was acquired on April 1, 2009

Cash, cash equivalents and marketable securities increased 35% to $3,282,000 from $2,424,000 as of October 31, 2008 and increased 9% from $3,010,000 as of July 31, 2009.

“I would like to thank everyone in the organization for their continued efforts to return eOn Communications to profitability,” commented Mr. David S. Lee, Chairman of eOn’s Board of Directors. “Our profitability in the last three quarters has resulted in earnings of $1,083,000, or $0.40 per common share before imputed interest expense. Despite adverse economic conditions, we have achieved positive results through sound management.”

About eOn Communications™

eOn Communications Corporation™ is a global provider of innovative communications solutions. Backed by over 20 years of telecommunications engineering expertise, our solutions enable our customers to easily leverage advanced technologies in order to communicate more effectively. To find out more information about eOn Communications and its solutions, visit the World Wide Web at www.eoncommunications.com, or call 800-955-5321.

Note:

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties, including technical and

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competitive factors, which could cause the Company’s results and the timing of certain events to differ materially from those discussed in the forward-looking statements. Such risks are detailed in eOn Communications Corporation’s most recent Form 10-K filing with the Securities and Exchange Commission.

eOn Communications Corporation, the mark eOn, and eQueue are trademarks of eOn Communications Corporation.

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eOn Communications Corporation

Condensed Consolidated Statements of Operations

(Dollars in thousands, except per share data)

Unaudited

	Three Months Ended October 31,
	2009	2008
REVENUE
Net revenue	$4,525	$1,784

COST OF REVENUE
Cost of revenue	2,804	813

Gross profit	1,721	971

OPERATING EXPENSE
Selling, general and administrative	1,155	767
Research and development	137	305
Other expense	19	44

Total operating expense	1,311	1,116

Income (loss) from operations	410	(145)

Interest (expense) income	(53)	11
Equity earnings of unconsolidated equity investee	1	—

Income (loss) before income taxes	358	(134)

Income tax expense	21	—

Income (loss) after income taxes	$379	$(134)

COMPREHENSIVE INCOME (LOSS)
Net income (loss)	$379	$(134)
Unrealized gains on available-for-sale securities	4	—
Foreign currency translation adjustment	—	(1)

Comprehensive income (loss)	$383	$(135)

Weighted average shares outstanding
Basic	2,735	2,735

Diluted	2,736	2,735

Basic income (loss) per share	$0.14	$(0.05)

Diluted income (loss) per share:	$0.14	$(0.05)

eOn Communications Corporation

Condensed Consolidated Balance Sheets

(Dollars in thousands, except share and per share amounts)

	October 31, 2009	July 31, 2009
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$3,282	$3,010
Trade accounts receivable, net of allowance of $312 and $332, respectively	2,553	2,943
Trade accounts receivable - related party	77	228
Inventories	4,716	5,032
Deferred income taxes	270	270
Prepaid and other current assets	289	242

Total current assets	11,187	11,725

Property and equipment, net	186	209
Intangibles, net	536	410
Investments	1,141	1,136
Investment in unconsolidated equity investee	141	140

Total assets	$13,191	$13,620

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$1,198	$1,127
Trade accounts payable - related party	11	11
Notes payable, related party	784	1,157
Accrued expenses and other	1,323	1,628

Total current liabilities	3,316	3,923

Note payable, related party, net of current portion	3,685	3,891

Total liabilities	7,001	7,814

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.001 par value, (10,000,000 shares authorized, no shares issued and outstanding)	—	—
Common stock, $0.005 par value (10,000,000 shares authorized, 2,875,214 and 2,873,992 shares issued, respectively)	14	14
Additional paid-in capital	56,049	56,048
Treasury stock, at cost (139,580 shares)	(1,503)	(1,503)
Accumulated deficit	(48,477)	(48,856)
Accumulated other comprehensive income	107	103

Total stockholders’ equity	6,190	5,806

Total liabilities and stockholders’ equity	$13,191	$13,620